BYE-LAWS

of

GAN Limited

We HEREBY CERTIFY that the attached Bye-Laws are a true copy of the Bye-laws of GAN Limited (the “Company”) as adopted by a resolution of the sole shareholders passed on the 14th day of April 2020.

/s/ Kim Armstrong

For and on behalf of

Walkers Corporate (Bermuda) Limited

Secretary

2

Quorum at General Meetings	14

Chairman to Preside at General Meetings	14

Voting on Resolutions	14

Voting by Joint Holders of Shares	15

Instrument of Proxy	15

Representation of Corporate Shareholder	16

Adjournment of General Meeting	16

Written Resolutions	16

Directors’ Attendance at General Meetings	17

Election of Directors	17

Number of Directors	18

Term of Office of Directors	19

Removal of Directors	19

Vacancy in the Office of Director	19

Directors to Manage Business	20

Powers of the Board of Directors	20

Register of Directors and Officers	21

Appointment of Officers	21

Appointment of Secretary and Resident Representative	21

Duties of Officers	21

Duties of the Secretary	21

Remuneration of Officers	22

Conflicts of Interest	22

Indemnification and Exculpation of Directors and Officers	22

Board Meetings	24

Notice of Board Meetings	24

3

Electronic Participation in Meetings	24

Quorum at Board Meetings	24

Board to Continue in the Event of Vacancy	24

Chairman to Preside	25

Written Resolutions	25

Validity of Prior Acts of the Board	25

Minutes	25

Place Where Corporate Records Kept	25

Form and Use of Seal	25

Books of Account	26

Financial Year End	26

Annual Audit	26

Appointment of Auditor	26

Remuneration of Auditor	26

Duties of Auditor	26

Change to the Company’s Auditors	27

Access to Records	27

Financial Statements	27

Distribution of Auditor’s Report	27

Vacancy in the Office of Auditor	27

Winding-Up	27

Changes to Bye-laws	27

Changes to the Memorandum of Association	28

Merger and Amalgamation	28

Discontinuance	28

exclusive jurisdiction	28

4

DEFINITIONS

1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Appointed Stock Exchange” means an appointed stock exchange as defined under the Companies Act.

“Auditor” includes an individual or partnership.

“Bermuda” means the Islands of Bermuda.

“Board” means the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Companies Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Bermuda are authorized or required by law to close.

”Bye-laws” means these bye-laws adopted by the Company with effect on the completion of the share exchange under the Scheme in their present form or as from time to time amended.

“Companies Act” means the Companies Act 1981 as amended from time to time.

“Company” means the company incorporated in Bermuda under the name of GAN Limited on 13 December 2019 for which these Bye-laws are approved and confirmed.

“Director” means a director of the Company for the time being.

“indemnitee” has the meaning set forth in Bye-law 118.

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“notice” means the written notice as further provided in these Bye-laws unless otherwise specifically stated.

“Officer” means any person appointed by the Board to hold an office in the Company.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, a limited liability partnership, an investment fund, a limited liability company, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Register of Directors and Officers” means the register of directors and officers of the Company.

“Register of Shareholders” means the register of members of the Company.

“Registered Office” shall be at such place in Bermuda as the Board shall from time to time appoint.

5

“Resident Representative” means any person appointed to act as resident representative and includes any deputy or assistant resident representative.

“Resolution” means a resolution passed by a simple majority of votes cast by Shareholders who are entitled to vote at such general meeting or by written resolution, in accordance with the provisions of these Bye-laws.

“Secretary” means the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary.

“Scheme” means the scheme of arrangement to be entered into by GAN plc with its shareholders in the United Kingdom.

“Shareholder” means the person registered in the Register of Shareholders as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Shareholders as one of such joint holders or all of such persons, as the context so requires.

“shares” means a share in the capital of the Company of any class.

“Treasury Share” means a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative; and

(d)	unless otherwise provided herein, words or expressions defined in the Companies Act shall bear the same meaning in these Bye-laws.

3.	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

POWER TO ISSUE SHARES

5.	Subject to these Bye-laws and to any Resolution to the contrary, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by Resolution prescribe.

6

6.	Subject to the Companies Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

Power of the Company to Purchase its Shares

7.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Companies Act on such terms as the Board shall think fit.

8.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Companies Act.

RIGHTS ATTACHING TO SHARES

9.	Subject to any Resolution to the contrary (and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares), the share capital shall be divided into shares of a single class the holders of which shall, subject to these Bye-laws:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

10.	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Companies Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

CALL ON SHARES

11.	The Board may make such calls as it thinks fit upon the Shareholders in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Shareholders and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the Company’s actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

12.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

13.	The Company may accept from any Shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

7

SHARE CERTIFICATES

14.	Every Shareholder shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

15.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

16.	The holder of any shares of the Company shall immediately notify the Company of any loss, destruction or mutilation of the certificate therefor, and the Board may, in its discretion, cause to be issued to him a new certificate or certificates for such shares, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or his legal representative to give the Company a bond in such sum and with such surety or sureties as it may direct to indemnify the Company against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

17.	For such time as any shares of the Company are traded on an Appointed Stock Exchange, nothing in these Bye-laws shall prevent title to any shares of the Company from being evidenced and/or transferred without a written instrument in accordance with the rules or regulations applicable to shares listed on any such Appointed Stock Exchange, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer.

UNCERTIFICATED SHARES

18.	Subject to the provisions of the Companies Act, the Board may permit the holding of shares in any class of shares in uncertificated form and the transfer of title of shares in that class by means of the relevant system used by Nasdaq or any other relevant system and may determine that any class of shares shall cease to be a participating security.

19.	Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

20.	Where any class of shares is uncertificated and the Company is entitled under any provision of the Companies Act or these Bye-laws to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Companies Act or these Bye-laws and the facilities and requirements of the relevant system:

(a)	to require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company;

(b)	to require the holder of that uncertificated share by notice to give any instructions necessary to transfer title to that share by means of the relevant system within the period specified in the notice;

8

(c)	to require the holder of that uncertificated share by notice to appoint any person to take any step, including, without limitation, the giving of any instructions by means of the relevant system, necessary to transfer the share within the period specified in the notice; and

(d)	to take any action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

FRACTIONAL SHARES

21.	The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTER OF SHAREHOLDERS

22.	The Board shall cause to be kept in one or more books a Register of Shareholders and shall enter therein the particulars required by the Companies Act. Subject to the provisions of the Companies Act, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit regarding the keeping of such registers. The Board may authorise any share on the Register of Shareholders to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register of Shareholders is maintain in accordance with the Companies Act.

23.	The Register of Shareholders shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of Shareholders may, after notice has been given in accordance with the Companies Act, be closed for any time or times not exceeding in the whole thirty days in each year.

Registered Holder Absolute Owner

24.	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

TRANSFER OF REGISTERED SHARES

25.	An instrument of transfer shall be in writing in such form as the Board may accept.

26.	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Shareholders.

9

27.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

28.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Shareholder may transfer any such share to the executors or administrators of such deceased Shareholder.

29.	The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

30.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Companies Act.

31.	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an Appointed Stock Exchange may be transferred in accordance with the rules and regulations of such exchange.

Transmission of Registered Shares

32.	In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Shareholder with other persons. Subject to the Companies Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Shareholder or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder.

33.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in such form as the Board may accept.

34.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder.

35.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

10

POWER TO ALTER CAPITAL

36.	The Company may, if authorised by resolution of the Board, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter its share capital in any manner permitted by the Companies Act.

37.	The Company may, if authorised by Resolution, increase or reduce its share capital in any manner permitted by the Companies Act.

38.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

Variation of Rights Attaching to Shares

39.	If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum (where the Company has more than one shareholder) shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS

40.	The Board may, subject to these Bye-laws and in accordance with the Companies Act, declare a dividend to be paid to the Shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

41.	The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend.

42.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

43.	The Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company.

Power to Set Aside Profits

44.	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose.

11

Method of Payment

45.	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder’s address in the Register of Shareholders, or to such person and to such address as the holder may in writing direct.

46.	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Shareholders, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

47.	The Board may deduct from the dividends or distributions payable to any Shareholder all moneys due from such Shareholder to the Company on account of calls or otherwise.

Capitalisation

48.	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

49.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Shareholders who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

Annual General Meetings

50.	Subject to any rights to waive the annual general meeting pursuant to the Companies Act, the annual general meeting shall be held in each year (other than the year of incorporation) at such place, date and hour as shall be fixed by the Board.

Special General Meetings

51.	The Board may convene a special general meeting whenever in their judgment such a meeting is necessary to be held at such place, date and hour as fixed by the Board.

Requisitioned General Meetings

52.	The Board shall, on the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed duly to convene a special general meeting and the provisions of the Companies Act shall apply.

NOTICE

53.	At least 21 days’ notice of an annual general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the place, date and hour at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

12

54.	At least 14 days’ notice of a special general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

55.	The Board may fix any date as the record date for determining the Shareholders entitled to receive notice of and to vote at any general meeting.

56.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

57.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

Giving Notice and Access

58.	A notice may be given by the Company to a Shareholder:

(a)	by delivering it to such Shareholder in person; or

(b)	by sending it by letter mail or courier to such Shareholder’s address in the Register of Shareholders; or

(c)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Shareholder to the Company for such purpose; or

(d)	in accordance with Bye-law 61.

59.	Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

60.	Any notice (save for one delivered in accordance with Bye-law 61) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier, or transmitted by electronic means.

61.	Where a Shareholder indicates his consent (in a form and manner satisfactory to the Board), to receive information or documents by accessing them on a website rather than by other means, or receipt in this manner is otherwise permitted by the Companies Act, the Board may deliver such information or documents by notifying the Shareholder of their availability and including therein the address of the website, the place on the website where the information or document may be found, and instructions as to how the information or document may be accessed on the website.

13

62.	In the case of information or documents delivered in accordance with Bye-law 61, service shall be deemed to have occurred when (i) the Shareholder is notified in accordance with that Bye-law; and (ii) the information or document is published on the website.

Postponement of General Meeting

63.	The Secretary may postpone any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to the Shareholders before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Shareholder in accordance with these Bye-laws.

Electronic Participation in Meetings

64.	Shareholders may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Quorum at General Meetings

65.	At any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Shareholder, one Shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

66.	If at the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

Chairman to Preside at General Meetings

67.	Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the chairman, if there be one, and if not the president, if there be one, shall act as chairman at all general meetings at which such person is present. In their absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

Voting on Resolutions

68.	Subject to the Companies Act and these Bye-laws, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

69.	No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls on all shares held by such Shareholder.

14

70.	At any general meeting a resolution put to the vote of the meeting shall be voted on by way of a poll. Subject to any rights or restrictions for the time being lawfully attached to any class of shares, and subject to these Bye-laws, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy. Such vote shall be counted (a) by ballot, as described herein, or (b) in the case of a general meeting at which one or more Shareholders are present by telephone, electronically or by other communication facilities or means, in such manner as the chairman of the meeting may direct. The result of such poll shall be deemed to be the resolution of the meeting.

71.	A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

72.	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

73.	Each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by an independent inspector appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

Voting by Joint Holders of Shares

74.	In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

Instrument of Proxy

75.	An instrument appointing a proxy shall be in writing in such form as the chairman of the meeting shall accept.

76.	The instrument appointing a proxy must be received by the Company at the Registered Office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

77.	A Shareholder who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

78.	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

15

Representation of Corporate Shareholder

79.	A corporation which is a Shareholder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

80.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

Adjournment of General Meeting

81.	The chairman of a general meeting may, with the consent of the Shareholders at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

Written Resolutions

82.	Subject to these Bye-laws, anything which may be done by resolution of the Company in a general meeting or by resolution of a meeting of any class of the Shareholders may, without a meeting, be done by written resolution in accordance with this Bye-law.

83.	Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Shareholders who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Shareholder does not invalidate the passing of a resolution.

84.	A written resolution is passed when it is signed by, or in the case of a Shareholder that is a person, on behalf of, the Shareholders who at the date that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Shareholders at which all Shareholders entitled to attend and vote thereat were present and voting.

85.	A resolution in writing may be signed in any number of counterparts.

86.	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Shareholders, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Shareholders voting in favour of a resolution shall be construed accordingly.

87.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Companies Act.

88.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

16

89.	For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of, the last Shareholder whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

Directors’ Attendance at General Meetings

90.	The Directors shall be entitled to receive notice of, attend, and be heard at any general meeting.

Election of Directors

91.	The Board of Directors shall be elected or appointed in the first place at the statutory meeting of the Company and thereafter, except in the case of a casual vacancy, at the annual general meeting or at any special general meeting called for that purpose.

92.	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Nominations of persons for election to the Board may be made at any annual general meeting or at a special general meeting called for the purpose of electing Directors:

(a)	by or at the direction of the Board (or any duly authorised committee thereof);

(b)	by any Shareholders pursuant to the valid exercise of power granted under the Companies Act; or

(c)	by any Shareholder who:

(i)	is a Shareholder on the record date or the determination of Shareholders entitled to vote at such meeting and on the date of the giving of the notice referred to in Bye-law 93;

(ii)	complies with the notice procedures set out in this Bye-law 92;

93.	The notice must include the following:

(a)	the name and address of the Shareholder who intends to make the nomination(s) as they appear on the Register of Shareholders;

(b)	a presentation that the Shareholder is a holder of shares in the Company and that the Shareholder intends to vote such shares at such meeting;

(c)	the name, age, business address and residence address of each nominee proposed in the notice;

(d)	the principal occupation or employment of each such nominee;

(e)	the number of shares in the Company which are beneficially owned by each such nominee;

17

(f)	the consent in writing of each nominee to serve as a Director if so elected;

(g)	a representation that the Shareholder intends to appear in person or by proxy at the meeting to nominate each person specified in the notice;

(h)	a description of all arrangements or understandings between the Shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which each nomination is to be made by the Shareholder;

(i)	such nominee’s written consent to being named in the notice as a nominee and to serving as a director if elected; and

(j)	such other information concerning such persons as would be required to be disclosed to Shareholders in connection with the election of Directors pursuant to applicable law and regulations had the persons been nominated, or intended to be nominated, by the Board.

94.	Any notice required to be given to the Secretary pursuant to Bye-law 93 must be in writing and delivered to or mailed and received by the Secretary, who must receive the notice not later than the following dates:

(a)	in the case of an annual general meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual general meeting, or, if no annual general meeting was held in the previous year or the date of the annual general meeting is more than 30 days before or more than 30 days after such anniversary date, not later than 10 days following the earlier of the date on which notice of the annual general meeting was given to the Shareholders the date on which public disclosure of the date of the annual general meeting was made; and

(b)	in the case of a special general meeting, not later than 10 days following the earlier of the date on which notice of the special general meeting was given to Shareholders or the date on which public disclosure of the date of the special general meeting was made.

95.	If the chairman (or other person presiding over the relevant general meeting) determines that a nomination was not made in accordance with the procedures set out in these Bye-laws, he shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

96.	Where the number of persons validly proposed for re-election or election as a Director is greater than the number of Directors to be elected, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

Number of Directors

97.	The number of Directors shall be a minimum of 3 and a maximum number of 10 and such number in excess thereof as the Company by Resolution may from time to time determine.

98.	The Directors shall have the power, without the need of any Resolution, to increase or decrease the size of the Board at any time and from time to time, subject to the minimum and maximum number set in accordance with Bye-law 97.

18

Term of Office of Directors

99.	The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the Directors in each class to hold office until their successor are elected and qualified. At each annual general meeting of the Shareholders, the successor to the class of Directors whose term shall then expire shall be elected to hold office for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his or her term expires or until his or her successor shall be elected and shall qualify, subject however, to prior death, resignation, retirement, disqualification or removal from office in accordance with these Bye-laws.

Removal of Directors

100.	Subject to any provision to the contrary in these Bye-laws, the Shareholders entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director no fewer than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

101.	If a Director is removed from the Board under this Bye-law, the Shareholders may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

Vacancy in the Office of Director

102.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt or insolvent;

(c)	is or becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated, or dies; or

(d)	resigns his office by notice to the Company.

103.	Any one or more vacancies on the Board not filled at any general meeting, and any new vacancy created by the Board as a result of increasing the size of the Board, in accordance with Bye-law 98, shall be deemed a vacancy for the purposes of these Bye-laws. Without prejudice to the power of the Company by Resolution in pursuance to any of the provisions of these Bye-laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time, subject to Bye-laws 99 and 104 to appoint any individual to be a Director so as to fill a vacancy. A Director so appointed shall hold office for a term that shall coincide with the remaining term of its class of Directors in accordance with Bye-law 99.

19

104.	Upon the office of Director being vacated in accordance with Bye-law 102, if a new Director is appointed to the Board he will be designated to fill the vacancy arising and shall for the purposes of these Bye-laws, constitute a member of the class of Directors represented by the person that he replaces.

Directors to Manage Business

105.	The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Companies Act or by these Bye-laws, required to be exercised by the Company in general meeting.

Powers of the Board of Directors

106.	The Board may:

(a)	appoint, suspend, or remove any manager, chief executive officer, chief financial officer, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	designate one or more committees, such committee or committees to have such name or names as may be determined from time to time by resolution adopted by the Board, and each such committee to consist of one or more directors of the Company, which to the extent provided in said resolution or resolutions shall have and may exercise the powers of the Board as may be delegated to such committee in the management of the business and affairs of the Company; provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time;

20

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

Register of Directors and Officers

107.	The Secretary shall establish and maintain a Register of the Directors and Officers of the Company as required by the Companies Act. The Register of the Directors and Officers shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of the Directors and Officers may, after notice has been given in accordance with the Companies Act, be closed for any time or times not exceeding in the whole thirty days in each year.

Appointment of Officers

108.	The Board may appoint such officers (who may or may not be Directors) as the Board may determine.

Appointment of Secretary and Resident Representative

109.	The Secretary and Resident Representative, if necessary, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Board.

Duties of Officers

110.	The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

Duties of the Secretary

111.	The duties of the Secretary shall be those prescribed by the Companies Act together with such other duties as shall from time to time be prescribed by the Board.

21

Remuneration of Officers

112.	The Officers shall receive such remuneration as the Board may determine.

Conflicts of Interest

113.	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

114.	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by the Companies Act. For the purposes of these Bye-laws, in addition to any interests he would be deemed to be interested in under the provisions of the Companies Act, a Director shall be considered to be interested in a contract or proposed contract or arrangement with the Company if such contract, proposed contract or arrangement is between any member of a Director’s immediate family and the Company (where “immediate family” shall mean father, mother, step-father, step-mother, sibling (including ste-siblings and adopted siblings) spouse, domestic partner, child (including step-child or adopted child) or grandchild).

115.	Following a declaration being made pursuant to Bye-laws 114 or 116 or the Companies Act, unless disqualified from doing so by the chairman or by a vote of the majority in number of the Directors in attendance where such declaration is made, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

116.	Subject to the Companies Act and any further disclosure required thereby, a general notice to the Directors by a Director or officer declaring that he is a director or officer or has an interest in any business entity and is to be regarded as interested in any transaction or arrangement made with that business entity shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

Indemnification and Exculpation of Directors and Officers

117.	To the fullest extent permitted by the Companies Act, a Director of the Company shall not be liable to the Company or its Shareholders for breach of fiduciary duty as a Director.

118.	Without limitation of any right conferred by Bye-law 117, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a Director, Officer or Resident Representative of the Company, or is or was serving at the request of the Company as a Director, Officer, Resident Representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity while serving as a Director, Officer, Resident Representative, employee or agent or in any other capacity while serving as a Director, Officer, Resident Representative, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Companies Act (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, Officer or Resident Representative and shall inure to the benefit of the indemnitee’s heirs, testators, intestates, executors and administrators; provided, however, except as provided in Bye-law 119 with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) initiated by such indemnitee was authorized by the Board. The right to indemnification conferred in this Bye-law 117 shall be a contract right and shall include the right to be paid by the Company, the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Companies Act requires, an advancement of expenses incurred by an indemnitee in his capacity as a Director, Officer or Resident Representative shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Bye-law or otherwise.

22

119.	If a claim under Bye-law 118 is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of any undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Companies Act. Neither the failure of the Company (including the Board, independent legal counsel, or the Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Company, nor an actual determination by the Company (including the Board, independent legal counsel or the Shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Bye-law or otherwise shall be on the Company. PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons.

120.	Each Shareholder agrees to waive any claim or right of action such Shareholder might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer, nor shall such waiver extend to any claims of violations of the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) which waiver would be prohibited by Sections 14 of the Securities Act and 29(a) of the Exchange Act.

23

121.	The rights to indemnification and to the advancement of expenses conferred in this Bye-law 117 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company, agreement, vote of Shareholders or disinterested directors or otherwise.

122.	The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a Director, Officer, Resident Representative, employee or agent of the Company or any person who is or was serving at the request of the Company as a Director, Officer, Resident Representative, employer or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Companies Act.

Board Meetings

123.	The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the elected Chairman shall have the casting vote.

Notice of Board Meetings

124.	A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director orally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

Electronic Participation in Meetings

125.	Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Quorum at Board Meetings

126.	The quorum necessary for the transaction of business at a meeting of the Board shall be the presence of two Directors.

Board to Continue in the Event of Vacancy

127.	The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

24

Chairman to Preside

128.	Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, and if not, the President, if there be one, shall act as chairman at all meetings of the Board at which such person is present. In their absence a chairman shall be appointed or elected by the Directors present at the meeting.

Written Resolutions

129.	A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution. A copy of the resolution shall be filed with the minutes in accordance with bye-law 131.

Validity of Prior Acts of the Board

130.	No regulation or alteration to these Bye-laws made by the Company in a general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

Minutes

131.	The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

Place Where Corporate Records Kept

132.	Minutes prepared in accordance with the Companies Act and these Bye-laws shall be kept by the Secretary at the Registered Office of the Company.

Form and Use of Seal

133.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

134.	A seal may, but need not, be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

135.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

25

Books of Account

136.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

137.	Such records of account shall be kept at the Registered Office of the Company, or subject to the Companies Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

Financial Year End

138.	The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31 December in each year.

Annual Audit

139.	Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Companies Act, the accounts of the Company shall be audited at least once in every year.

Appointment of Auditor

140.	Subject to the Companies Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Shareholders shall be appointed by them as Auditor of the accounts of the Company.

141.	The Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

Remuneration of Auditor

142.	Save in the case of an Auditor appointed pursuant to Bye-law 149, the remuneration of the Auditor shall be fixed by the Company in a general meeting or in such manner as the Shareholders may determine. In the case of an Auditor appointed pursuant to Bye-law 149, the remuneration of the Auditor shall be fixed by the Board.

Duties of Auditor

143.	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

144.	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Companies Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

26

Change to the Company’s Auditors

145.	No change to the Company’s Auditors may be made save in accordance with the Companies Act and until the same has been approved by a unanimous resolution of the Board and by a Resolution.

Access to Records

146.	The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

Financial Statements

147.	Subject to any rights to waive laying of accounts pursuant to the Companies Act, financial statements as required by the Companies Act shall be laid before the Shareholders in a general meeting. A resolution in writing made in accordance with Bye-law 82 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Shareholders in a general meeting.

Distribution of Auditor’s Report

148.	The report of the Auditor shall be submitted to the Shareholders in a general meeting.

Vacancy in the Office of Auditor

149.	The Board may fill any casual vacancy in the office of the Auditor.

Winding-Up

150.	If the Company shall be wound up the liquidator may, with the sanction of a Resolution, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

Changes to Bye-laws

151.	No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Companies Act and until the same has been approved a resolution of the Board and by a Resolution.

27

Changes to the Memorandum of Association

152.	No alteration or amendment to the Memorandum of Association may be made save in accordance with the Companies Act and until same has been approved by a resolution of the Board and by a Resolution.

Merger and Amalgamation

153.	The Company may merge or amalgamate upon the approval by a resolution of the Board and by a Resolution.

Discontinuance

154.	The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Companies Act.

exclusive jurisdiction

155.	In the event that any dispute arises concerning the Companies Act or out of or in connection with these Bye-laws, including any question regarding the existence and scope of any Bye-law and/or whether there has been any breach of the Companies Act or Bye-laws by an Officer or Director (whether or not such a claim is brought in the name of a Shareholder or in the name of the Company), any such dispute shall be subject to the exclusive jurisdiction of any federal court (or, in the event of lack of federal jurisdiction, any state court) sitting in the Borough of Manhattan,City of New York, New York, United States.

OWNERSHIP RESTRICTIONS

156.	The Company shall not carry on any Gaming or Gaming Activities.

157.	The Company is a holding company that Owns or Controls a number of Affiliated Companies, some of which hold Gaming Licenses. The Company and all Persons Owning or Controlling shares or Securities shall comply with all applicable Gaming Laws. To the extent required by law, these Bye-laws shall be deemed to incorporate by reference all provisions of applicable Gaming Laws required to be included herein. To the extent that anything contained in these Bye-laws is inconsistent with Gaming Laws, the provisions of the Gaming Laws shall govern.

158.	Any Person who Owns or Controls five percent (5%) or more of any class or series of Securities shall promptly notify the Company of such fact. In addition, any Person who Owns or Controls any shares of any class or series of Securities may be required by Gaming Law to (i) provide to the Gaming Authorities in each Gaming Jurisdiction in which any Affiliated Company either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (ii) respond to written or oral questions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities.

159.	Unsuitable Persons.

(a)	If the Board determines that an Unsuitable Person Owns or Controls shares or Securities then, upon written demand by the Company, and except as may be required by any applicable Gaming Law or Gaming Authority, the Unsuitable Person will transfer all Securities Owned or Controlled by such Unsuitable Person to an agent designated by the Board (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Company or an Affiliated Company, the Securities transferred to it in one or more arm’s-length transactions (on the Appointed Stock Exchange, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Securities or otherwise would adversely affect the value of the Securities.

28

(b)	The Agent shall apply any proceeds of a sale: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, to the Unsuitable Person in an amount up to the lesser of (x) the average closing sale price of such Securities as reported for composite transactions in securities listed on the Appointed Stock Exchange for trading during the 30 trading days preceding delivery of the notice or, if such Securities are not so listed or traded, at the fair value of the Securities determined in good faith by the Board and (y) the holder’s original purchase price; and (iii) third, any remaining amounts shall be paid to one or more charitable or non-profit organisations selected by the Board.

(c)	Commencing on the date that the Board determines that a Person is an Unsuitable Person, and unless and until the Securities Owned or Controlled by such Person are no longer in issue or are Owned or Controlled by a Person who is not an Unsuitable Person in accordance with these Bye-laws and applicable Gaming Laws, it shall be unlawful for such Unsuitable Person or any of its Affiliates to and such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Company entitled to vote, or (iii) receive any remuneration that may be due to such Person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Company or any Affiliated Company for services rendered or otherwise (except in exchange for such Securities as provided in this Bye-law 159 (c)), or (iv) be or continue as a manager, officer, partner or director of the Company or any Affiliated Company.

160.	Remedies.

(a)	The Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of Bye-laws 156 to 165 (inclusive) and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with the provisions of Bye-laws 156 to 165 (inclusive) will expose the Company and the Affiliated Companies to irreparable injury for which there is no adequate remedy at law and that the Company and the Affiliated Companies shall be entitled to injunctive or other equitable relief to enforce the provisions of Bye-laws 156 to 165 (inclusive).

(b)	The rights of the Company pursuant to Bye-laws 156 to 165 (inclusive) shall not be exclusive of any other rights the Company may have or hereafter acquire under any agreement, provision of the Bye-laws or organisational documents of such Affiliated Company or otherwise. To the extent not prohibited under applicable Gaming Laws, the Company shall have the right, exercisable in the sole discretion of the Board, to propose that any Unsuitable Person who Owns or Controls Securities, immediately upon the delivery of the notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership or Control of all or a portion of its Securities.

29

161.	Each Unsuitable Person and any Affiliate of an Unsuitable Person shall be liable for, and shall indemnify and hold the Company harmless against any and all damages, losses, costs, and expenses, including attorneys’ costs, fees and expenses, incurred by the Company and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s continuing Ownership or Control of Securities, failure or refusal to comply with the provisions of Bye-laws 156 to 165 (inclusive), or failure to divest himself, herself or itself of any Securities when and in the specific manner required under Bye-laws 156 to 165 (inclusive), including any damages resulting from the Affiliated Companies loss of revenues due to a suspension of revocation of a Gaming License.

162.	Authority of the Board.

(a)	The Board shall have exclusive authority and power to determine all matters necessary for assessing compliance with Bye-laws 156 to 165 (inclusive) and to exercise all rights and powers specifically granted to the Board or the Company, or as may be necessary or advisable in the administration of Bye-laws 156 to 165 (inclusive), including (i) the determination of whether a person is an Unsuitable Person, (ii) whether an instrument constitutes an Interest or Security, and (iii) the amount due to an Unsuited Person pursuant to Bye-law 159.

(b)	The Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Company or of the Company’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by the provisions of Bye-laws 156 to 165 (inclusive), and the Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Securities Owned by any Shareholder, the Company is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Exchange Act, as of any date and (b) its actual knowledge of the ownership of the Company’s Securities.

(c)	All such actions which are done or made by the Board in good faith shall be final, conclusive and binding on the Company and all other Persons; provided, that the Board may delegate all or any portion of its duties and powers under this Bye-law 162 to a committee of the Board as it deems necessary or advisable.

163.	Except as may be required by any applicable Gaming Law or Gaming Authority, the Board may waive any of the rights of the Company or any restrictions contained in Bye-laws 156 to 165 (inclusive) in any instance in which and to the extent the Board determines that a waiver would be in the interests of the Company. Except as required by a Gaming Authority, nothing in Bye-laws 156 to 165 (inclusive) shall be deemed or construed to require the Company to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

164.	The restrictions set forth in Bye-laws 156 to 165 (inclusive) shall be noted on any certificate evidencing the Securities in accordance with the requirements of the Companies Act and any applicable Gaming Laws.

30

165.	Nothing contained in Bye-laws 156 to 165 (inclusive) shall limit the authority of the Board to take such other action, to the extent not prohibited by law, as it deems necessary or advisable to protect the Company and any Affiliated Companies). Without limiting the generality of the foregoing, the Board may, to the extent not prohibited by law, interpret or conform any provisions of Bye-laws 156 to 165 (inclusive) to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the Board may, to the extent not prohibited by law, from time to time establish, modify, amend or rescind Bye-laws, regulations, and procedures of the Company not inconsistent with the express provisions of Bye-laws 156 to 165 (inclusive) for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions Bye-laws 156 to 165 (inclusive). Such procedures and regulations shall be kept on file with the Secretary and with the transfer agent, if any, of the Company and/or any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

166.	For the purpose of Bye-laws 156 to 165 (inclusive), the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“Affiliated Company” means any partnership, company, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Company including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

“Control” (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions).

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club, online casino, online sports pool or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile or retail gaming platforms or systems, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

31

“Interest” means the shares, stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the shares.

“Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means the shares or any other equity securities of the Company.

“Unsuitable Person” means a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable or who is disqualified to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non-appealable), or (vi) is deemed by the Board, in its sole and absolute discretion, likely to (A) preclude or materially delay, impede, impair, threaten or jeopardise any Gaming License held any Affiliated Company or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of any Affiliated Company whose ownership of Securities or whose failure to make application to seek licensure from or otherwise comply with the requirements of a Gaming Authority will result in an Affiliated Company losing a Gaming License, or an Affiliated Company being unable to reinstate prior a Gaming License, or an Affiliated Company being unable to obtain a new Gaming License, as determined by the Board, in its sole and absolute discretion, after consultation with counsel.

32